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                                                                      EXHIBIT 99

                          HEALTH-MOR INC. 1992 OMNIBUS
                          LONG-TERM COMPENSATION PLAN

1.      PURPOSE

        The purpose of the Plan is to advance the long-term interests of Health-Mor Inc. by (i) motivating executive personnel by means of long-term incentive compensation, (ii) furthering the identity of interests of participants with those of the shareholders of the Corporation through the ownership and performance of the Common Stock of the Corporation and (iii) permitting the Corporation to attract and retain directors and executive personnel upon whose judgment the successful conduct of the business of the Corporation largely depends. Toward this objective, the Committee may grant stock options, stock appreciation rights, restricted stock awards, phantom stock and/or performance shares to Key Employees of the Corporation and its Subsidiaries, and shall grant stock options to non-employee directors of the Corporation, on the terms and subject to the conditions set forth in the Plan.

2.      DEFINITIONS

        2.1 "Administrative Policies" means the administrative policies and procedures adopted and amended from time to time by the Committee to administer the Plan.

        2.2 "Award" means any form of stock option, stock appreciation right, restricted stock award, phantom stock or performance share granted under the Plan, whether singly, in combination, or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions and limitations, if any, as the Committee may establish by the Award Agreement or otherwise.

        2.3 "Award Agreement" means a written agreement with respect to an Award between the Corporation and a Participant establishing the terms, conditions, restrictions and limitations applicable to an Award. To the extent an Award Agreement is inconsistent with the terms of the Plan, the Plan shall govern the rights of the Participant thereunder.

        2.4 "Board" means the Board of Directors of the Corporation.

        2.5 "Change In Control" means a change in control of the Corporation of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 6(e) of schedule 14A of Regulation 14A promulgated under the Exchange Act; provided that, without limitation, a Change In Control shall be deemed to have occurred at such time after January 1, 1992 as (i) any "person" within the meaning of section 14(d) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation's then outstanding securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Corporation's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

        2.6 "Change in Control Price" means the higher of (i) the mean of the high and low trading prices for the Corporation's Common Stock on the Stock Exchange on the date of determination of the Change in Control or (ii) the highest price per share actually paid for the Common Stock in connection with the Change in Control of the Corporation.

        2.7 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

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        2.8 "Committee" means the Compensation Committee of the Board, or such other committee designated by the Board, authorized to administer the Plan under
Section 3 hereof.

        2.9 "Common Stock" means Common Stock, par value $1.00, of the Corporation.

        2.10 "Corporation" means Health-Mor Inc.

        2.11 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        2.12 "Key Employee" means an employee of the Corporation or a Subsidiary who holds a position of responsibility in a managerial, administrative or professional capacity, and whose performance, as determined by the Committee in the exercise of its sole and absolute discretion, can have a significant effect on the growth, profitability and success of the Corporation.

        2.13 "Participant" means any individual to whom an Award has been granted by the Committee under this Plan.

        2.14 "Plan" means the Health-Mor Inc. 1992 Omnibus Long-Term Compensation Plan.

        2.15 "Stock Exchange" means the American Stock Exchange or, if the Common Stock is no longer traded on the American Stock Exchange, then such other market price reporting system on which the Common Stock is traded or quoted designated by the Committee after it determines that such other exchange is both reliable and reasonably accessible.

        2.16 "Subsidiary" means a corporation or other business entity in which the Corporation directly or indirectly has an ownership interest of fifty-one percent or more.

3.      ADMINISTRATION

        The Plan shall be administered under the supervision of the Committee composed of not less than three directors each of whom shall be deemed to be "a disinterested person" under Rule 16b-3 of the Exchange Act or any subsequent rule or act.

        Members of the Committee shall serve at the pleasure of the Board of Directors, and may resign by written notice filed with the Chief Executive Officer or the Secretary of the Corporation. A vacancy in the membership of the Committee shall be filled by the appointment of a successor member by the Board of Directors. Until such vacancy is filled, the remaining members shall constitute a quorum and the action at any meeting of a majority of the entire Committee, or an action unanimously approved in writing, shall constitute action of the Committee. Subject to the express provisions of this Plan, the Committee shall have conclusive authority to construe and interpret the Plan, any Award Agreement entered into hereunder and to establish, amend and rescind Administrative Policies for the administration of this Plan and shall have such additional authority as the Board of Directors may from time to time determine to be necessary or desirable.

        In addition, in order to enable Key Employees who are foreign nationals or employed outside the United States, or both, to receive Awards under the Plan, the Committee may adopt such amendments, Administrative Policies, subplans and the like as are necessary or advisable, in the opinion of the Committee, to effectuate the purposes of the Plan.

4.      ELIGIBILITY

        Any Key Employee is eligible to become a Participant in the Plan. Directors of the Corporation other than directors who are employees of the Corporation shall be eligible only to receive stock options pursuant to Section 13 hereof.

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5.      SHARES AVAILABLE

        (a) Shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares. Subject to the adjustments provided for in Sections 18 and 19 hereof, the maximum number of shares of Common Stock available for grant of Awards under the Plan during any calendar year shall be equal to the sum of:

                (i) Five percent of the total number of issued and outstanding shares of Common Stock of the Corporation as of the December 31st of the immediately preceding calendar year (the "5% Limit");

                (ii) Any unused portion of the 5% Limit from prior calendar years during the term of the Plan; and

                (iii) Any shares of Common Stock related to Awards which terminated during prior calendar years during the term of the Plan by expiration, forfeiture, cancellation or otherwise without the issuance of such shares or cash in lieu thereof;

        Notwithstanding the foregoing, not more than one million shares of Common Stock shall be available for the award of incentive stock options under the Plan.

        Notwithstanding the foregoing, at no time shall the number of shares deemed to be available for grant in any calendar year exceed ten percent of the total number of issued and outstanding shares of Common Stock of the Corporation.

        (b) For purposes of calculating the number of shares of Common Stock deemed to be granted hereunder during any calendar year, each Award, whether denominated in stock options, stock appreciation rights, restricted stock, performance shares or phantom stock, shall be deemed to be a grant of a number of shares of Common Stock equal to the number of shares represented by the stock options, shares of restricted stock, performance shares, shares of phantom stock or stock appreciation rights set forth in the Award, provided however

                (i) in the case of any Award as to which the exercise of one right nullifies the exercisability of another (including, by way of illustration the grant of a stock option with Tandem SARs (as hereinafter defined)), the number of shares deemed to have been granted shall be the maximum number of shares (and/or cash equivalents) that could have been acquired upon the maximum exercise or settlement of the Award; and

                (ii) in the case of performance share awards providing for payments in excess of 100% of the number of shares set forth in the Award Agreement, the number of shares granted shall be deemed to be the maximum number of shares (and/or the cash equivalent thereof) issuable under the Award at the highest level of performance.

        (c) For purposes of calculating the number of shares available for regrant in any year, the portion of any Award that has been settled by the payment of cash or the issuance of shares of Common Stock, or a combination thereof, shall not be available for re-grant under the Plan, irrespective of the value of the settlement or the method of its payment. The settlement of an Award shall not be deemed to be the grant of an Award hereunder.

6.      TERM

        The Plan shall become effective as of January 1, 1992 subject to approval of the Plan by the Corporation's stockholders at the 1992 annual meeting. No Awards shall be exercisable or payable before approval of the Plan has been obtained from the Corporation's stockholders.

7.      PARTICIPATION

        The Committee shall select, from time to time, Participants from those Key Employees who, in the opinion of the Committee, can further the Plan's purposes and the Committee shall

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determine the type or types of Awards to be made to the Participant. In addition, all non-employee Directors shall participate in the Plan solely in the manner specified in Section 13 hereof. The terms, conditions and restrictions of each Award shall be set forth in an Award Agreement.

8.      STOCK OPTIONS

        (a) Grants. Awards may be granted in the form of stock options. Stock options may be incentive stock options within the meaning of section 422 of the Code or non-statutory stock options (i.e., stock options which are not incentive stock options), or a combination of both, or any particular type of tax advantage option authorized by the Code from time to time.

        (b) Terms and Conditions of Options. An option shall be exercisable in whole or in such installments and at such times as may be determined by the Committee; provided, however, that no stock option shall be exercisable more than ten years after the date of grant thereof. The option exercise price shall be established by the Committee, but such price shall not be less than the per share fair market value of the Common Stock, as determined by the Committee, on the date of the stock option's grant subject to adjustment as provided in Sections 18 or 19 hereof.

        (c) Restrictions Relating to Incentive Stock Options. Stock options issued in the form of incentive stock options shall, in addition to being subject to all applicable terms, conditions, restrictions and/or limitations established by the Committee, comply with section 422 of the Code. Incentive Stock Options shall be granted only to full time employees of the Corporation and its subsidiaries within the meaning of Section 425 of the Code. The aggregate fair market value (determined as of the date the option is granted) of shares with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year (under this Plan or any other plan of the Corporation or any Subsidiary which provides for the granting of incentive stock options) may not exceed $100,000 or such other number as may be applicable under the Code from time to time. Any incentive stock option that is granted to any employee who is, at the time the option is granted, deemed for purposes of section 422 of the Code, or any successor provision, to own shares of the Corporation possessing more than ten percent of the total combined voting power of all classes of shares of the Corporation or of a parent or subsidiary of the Corporation, shall have an option exercise price that is at least one hundred ten percent of the fair market value of the shares at the date of grant and shall not be exercisable after the expiration of five years from the date it is granted.

        (d) Additional Terms and Conditions. The Committee may, by way of the Award Agreement or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, on any stock option Award, provided they are not inconsistent with the Plan.

        (e) Payment. Upon exercise, a participant may pay the option exercise price of a stock option in cash or shares of Common Stock, Stock Appreciation Rights or a combination of the foregoing, or such other consideration as the Committee may deem appropriate. The Committee shall establish appropriate methods for accepting Common Stock and may impose such conditions as it deems appropriate on the use of such Common Stock to exercise a stock option.

9.      STOCK APPRECIATION RIGHTS

        (a) Grants. Awards may be granted in the form of stock appreciation rights ("SARs"). SARs shall entitle the recipient to receive a payment equal to the appreciation in market value of a stated number of shares of Common Stock from the price stated in the Award Agreement to the market value of the Common Stock on the date of exercise or surrender. An SAR may be granted in tandem with all or a portion of a related stock option under the Plan ("Tandem SARs"), or may be granted separately ("Freestanding SARs") provided, however, that Freestanding SARs shall be granted only to Key Employees who are foreign nationals or are employed outside of the United States, or both, and as to whom the Committee determines the

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interests of the Corporation could not as conveniently be served by the grant of other forms of Awards under the Plan. A Tandem SAR may be granted either at the time of the grant of the related stock option or at any time thereafter during the term of the stock option. An SAR may be exercised no sooner than six months after it is granted. In the case of SARs granted in tandem with stock options granted prior to the grant of such SARs, the appreciation in value shall be appreciation from the option exercise price of such related stock option to the market value of the Common Stock on the date of exercise.

        (b) Terms and Conditions of Tandem SARs. Subject to limitations contained in the preceding paragraph, a Tandem SAR shall be exercisable to the extent, and only to the extent, that the related stock option is exercisable. Upon exercise of a Tandem SAR as to some or all of the shares covered by an Award, the related stock option shall be cancelled automatically to the extent of the number of SARs exercised, and such shares shall not thereafter be eligible for grant under Section 5 hereof.

        (c) Terms and Conditions of Freestanding SARs. Freestanding SARs shall be exercisable in whole or in such installments and at such times as may be determined by the Committee. The base price of a Freestanding SAR shall also be determined by the Committee; provided, however, that such price shall not be less that the fair market value of the Common Stock, as determined by the Committee, on the date of the award of the Freestanding SAR.

        (d) Deemed Exercise. The Committee may provide that an SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR, if at such time the SAR by its terms is otherwise exercisable and, if so exercised, would result in a payment to the participant.

        (e) Additional Terms and Conditions. The Committee may, consistent with the Plan, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions and/or limitations, if any, on any SAR Award, including but not limited to determining the manner in which payment of the appreciation in value shall be made.

10.     RESTRICTED STOCK AWARDS

        (a) Grants. Awards may be granted in the form of Restricted Stock Awards. Restricted Stock Awards shall be awarded in such numbers and at such times as the Committee shall determine.

        (b) Award Restrictions. Restricted Stock Awards shall be subject to such terms, conditions, restrictions, or limitations as the Committee deems appropriate including, by way of illustration but not by way of limitation, restrictions on transferability, requirements of continued employment or individual performance or the financial performance of the Corporation. The Committee may modify, or accelerate the termination of, the restrictions applicable to a Restricted Stock Award under such circumstances as it deems appropriate.

        (c) Rights as Shareholders. During the period in which any restricted shares of Common Stock are subject to the restrictions imposed under the preceding paragraph, the Committee may, in its discretion, grant to the Participant to whom such restricted shares have been awarded, all or any of the rights of a shareholder with respect to such shares, including, by way of illustration but not by way of limitation, the right to vote such shares and to receive dividends.

        (d) Evidence of Award. Any Restricted Stock Award granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.

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11.     PHANTOM STOCK

        (a) Grants. Awards may be granted in the form of Phantom Stock Awards. Phantom Stock Awards shall entitle the Participant to receive the market value or the appreciation in value of an equivalent number of shares of Common Stock on a settlement date determined by the Committee.

        (b) Restrictions on the Grant of Phantom Stock Awards. Phantom Stock Awards shall be granted only to Key Employees who are foreign nationals or are employed outside of the United States, or both, and as to whom the Committee determines the interests of the Corporation could not as conveniently be served by the grant of other forms of Awards under the Plan.

        (c) Additional Terms and Conditions. The Committee may, consistent with the plan, by way of Award Agreement or otherwise, determine such other terms, conditions, restrictions or limitations, if any, on any Award of Phantom Stock.

12.     PERFORMANCE SHARES

        (a) Grants. Awards may be granted in the form of performance shares. "Performance Shares" means interests the entitlement to which is based upon the attainment of pre-determined Performance Targets as hereinafter defined during a Performance Period as hereinafter defined. At the end of the Performance Period, Performance Shares shall be converted into Common Stock (or Common Stock and cash, as determined by the Award Agreement) and distributed to Participants based upon such entitlement.

        (b) Performance Criteria. The Committee may grant an Award of Performance Shares to Participants as of the first day of each Performance Period. As used herein, the term "Performance Period" means the period during which a Performance Target is measured and the term "Performance Target" means the predetermined goals established by the Committee. A Performance Target will be established at the beginning of each Performance Period. If at the end of the Performance Period, the Performance Target is fully met, the Performance Shares will be converted 100% into shares of Common Stock (or the cash equivalent thereof, as determined by the Award Agreement) and issued to the Participant. Award payments in excess of 100% shall be permitted based upon an attainment in excess of 100% of the Performance Target. If the Performance Target has not been fully met, Performance Shares will be converted and delivered only to the extent, if any, provided at the time of the grant of such Award for conversion based upon partial attainment of the Performance Target and the balance of the Performance Shares will be forfeited to the Corporation and available for reissuance pursuant to Section 5 hereof. Award payments made in cash rather than the issuance of Common Stock shall not, by reason of such payment in cash, result in additional shares being available for reissuance pursuant to Section 5 hereof.

        (c) Additional Terms and Conditions. The Committee may, consistent with the terms of this Plan, by way of the Award Agreement or otherwise, determine the manner of payment of Awards of Performance Shares and other terms, conditions, restrictions or limitations, if any, on any Award of Performance Shares.

13.     DIRECTORS' STOCK OPTIONS

        (a) Grants. Awards may be granted to non-employee Directors only in the form of stock options satisfying the requirements of this Section 13. On the first business day in January, 1992, there shall be granted to each non-employee Director an option to purchase 4,000 shares of Common Stock. Thereafter, subject to Section 18 hereof, on the first business day of each calendar year there shall be granted to each non-employee Director, the option to purchase 4,000 shares of Common Stock. Notwithstanding the foregoing, no stock options shall be granted

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to a Director whose normal retirement under a plan or policy of the Corporation would occur within 12 months of the applicable grant date.

        (b) Option Exercise Price. The option exercise price of such Awards shall be the per share fair market value of the outstanding shares of the Common Stock on the date such options are granted. The Committee shall be authorized to compute the price per share on the date of grant. Payment of the option exercise price may be made in cash or in shares of Common Stock or a combination of cash and Common Stock.

        (c) Administration. The Plan shall be administered by the Committee. Subject to the express provisions of this Section 13, the Committee shall have conclusive authority to construe and interpret any Stock Option Award granted under this Section 13 and to adopt Administrative Policies with respect thereto provided, however, that no action shall be taken which will prevent the options granted under this Section 13 or any Award granted under the Plan from meeting the requirements for exemption from Section 16(b) of the Exchange Act, or subsequent comparable statute, as set forth in Rule 16b-3 of the Exchange Act or any subsequent comparable rule.

        (d) Option Agreement. The options granted hereunder shall be evidenced by an option agreement, dated as of the date of the grant, which agreement shall be in such form, consistent with the terms and requirements of this Section 13, as shall be approved by the Committee from time to time and executed on behalf of the Corporation by the Chief Executive Officer. The Option Agreement shall require the optionee to refrain from selling or otherwise disposing of shares so acquired for at least 120 days following the exercise of such option.

        (e) Option Period. Options granted under this Section 13 shall not be exercisable later than 5 years from the date of grant.

        (f) Transferability. No option shall be transferable by the non-employee Director except by will or the laws of descent and distribution, and during the Director's lifetime options may be exercised only by him or his guardian or legal representative.

        (g) Limitations on Exercise. Directors' Stock Options shall become exercisable to the extent of 25% of the optioned shares after the first anniversary of the date of grant, 50% after the second anniversary, 75% after the third anniversary and 100% after the fourth anniversary of the date of grant. To the extent an option is not otherwise exercisable at the date of the Director's retirement under a retirement plan or policy of the Corporation, it shall become fully exercisable upon such retirement provided, however, that Director Stock Options shall not become exercisable under this sentence prior to the expiration of six months from the date of grant. Upon such retirement such options shall be exercisable for a period of three years, subject to the original term thereof. Options not otherwise exercisable at the time of the death of a Director during continued service with the Corporation shall become fully exercisable upon his death. Upon the death of a Director while in service as a director, such options shall remain exercisable for a period of one year after the date of death. To the extent an option is exercisable on the date a Director ceases to be a director (other than by reason of death, the option shall continue to be exercisable (subject to the original term of the option) for a period of ninety (90) days thereafter.

14.     PAYMENT OF AWARDS

        Except as otherwise provided herein Award Agreements may provide that, at the discretion of the Committee, payment of Awards may be made in cash, Common Stock, a combination of cash and Common Stock, or any other form of property as the Committee shall determine. Further, the terms of Award Agreements may provide for payment of Awards in the form of a lump sum or installments, as determined by the Committee.

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15.     DIVIDENDS AND DIVIDEND EQUIVALENTS

        If an Award is granted in the form of a Restricted Stock Award, Phantom Stock Award or a Freestanding SAR, the Committee may choose, at the time of the grant of the Award, to include as part of such Award an entitlement to receive dividends or dividend equivalents, subject to such terms, conditions, restrictions or limitations, if any, as the Committee may establish. Dividends and dividend equivalents shall be paid in such form and manner and at such time as the Committee shall determine. All dividends or dividend equivalents which are not paid currently may, at the Committee's discretion, accrue interest or be reinvested into additional shares of Common Stock.

16.     TERMINATION OF EMPLOYMENT

        The Committee shall adopt Administrative Policies determining the entitlement of Participants who cease to be employed by either the Corporation or Subsidiary whether because of death, disability, resignation, termination or retirement pursuant to an established retirement plan or policy of the Corporation or of its applicable Subsidiary.

17.     ASSIGNMENT AND TRANSFER

        The rights and interests of a Participant under the Plan may not be assigned, encumbered or transferred except, in the event of the death of a Participant, by will or the laws of descent and distribution.

18.     ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

        In the event of any change in the outstanding shares of Common Stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or shares of the Corporation, the maximum aggregate number and class of shares as to which Awards may be granted under the Plan and the shares issuable pursuant to then outstanding Awards shall be appropriately adjusted by the Committee whose determination shall be final.

19.     EXTRAORDINARY DISTRIBUTIONS AND PRO-RATA REPURCHASES

        In the event the Corporation shall at any time when an Award is outstanding make an Extraordinary Distribution (as hereinafter defined) in respect of Common Stock or effect a Pro-Rata Repurchase of Common Stock (as hereinafter defined), the Committee shall consider the economic impact of the Extraordinary Distribution or Pro-Rata Repurchase on Participants and make such adjustments as it deems equitable under the circumstances. The determination of the Committee shall, subject to revision by the Board of Directors, be final and binding upon all Participants.

        (a) As used herein, the term "Extraordinary Distribution" means any dividend or other distribution of

                (x) cash, where the aggregate amount of such cash dividend or distribution together with the amount of all cash dividends and distributions made during the preceding twelve months, when combined with the aggregate amount of all Pro-Rata Repurchases (for this purpose, including only that portion of the aggregate purchase price of such Pro-Rata Repurchases which is in excess of the Fair Market Value of the Common Stock repurchased during such twelve month period), exceeds ten percent (10%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the record date for determining the shareholders entitled to receive such Extraordinary Distribution or

                (y) any shares of capital stock of the Corporation (other than shares of Common Stock), other securities of the Corporation, evidences of indebtedness of the Corporation or

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        any other person or any other property (including shares of any
        Subsidiary of the Corporation), or any combination thereof.

        (b) As used herein "Pro-Rata Repurchase" means any purchase of shares of Common Stock by the Corporation or any Subsidiary thereof, pursuant to any tender offer or exchange offer subject to Section 13(e) of the Exchange Act or any successor provision of law, or pursuant to any other offer available to substantially all holders of Common Stock; provided, however, that no purchase of shares of the Corporation or any Subsidiary thereof made in open market transactions shall be deemed a Pro-Rata Repurchase.

20.     WITHHOLDING TAXES

        The Corporation or the applicable Subsidiary shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment tax required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment. In accordance with any applicable Administrative Policies it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by withholding from any payment of Common Stock due as a result of such Award, or by permitting the Participant to deliver to the Corporation shares of Common Stock having a fair market value, as determined by the Committee, equal to the amount of such required withholding taxes.


21.     NONCOMPETITION PROVISION

        Unless the Award Agreement specifies otherwise, a Participant shall forfeit all unexercised or unearned Awards if, (i) in the opinion of the Committee, the Participant, without the written consent of the Corporation, engages directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee, or otherwise, in any business or activity competitive with the business conducted by the Corporation or any Subsidiary; or
(ii) the Participant performs any act or engages in any activity which in the opinion of the Committee is inimical to the best interests of the Corporation.


22.     REGULATORY APPROVALS AND LISTINGS

        Notwithstanding anything contained in this Plan to the contrary, the Corporation shall have no obligation to issue or deliver certificates of Common Stock evidencing Restricted Stock Awards or any other Award payable in Common Stock prior to (a) the obtaining of any approval from any governmental agency which the Corporation shall, in its sole discretion, determine to be necessary or advisable, (b) the admission of such shares to listing on the Stock Exchange and (c) the completion of any registration or other qualification of said shares under any state or federal law or ruling of any governmental body which the Corporation shall, in its sole discretion, determine to be necessary or advisable.


23.     NO RIGHT TO CONTINUED EMPLOYMENT OR GRANTS

        Participation in the Plan shall not give any Key Employee any right to remain in the employ of the Corporation or any Subsidiary. The Corporation or, in the case of employment with a Subsidiary, the Subsidiary, reserves the right to terminate the employment of any Key Employee at any time. The adoption of this Plan shall not be deemed to give any Key Employee or any other individual any right to be selected as a Participant, to be granted any Awards hereunder or if granted an Award in any year, to receive Awards in any subsequent year.

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24.     AMENDMENT

        The Committee may suspend or terminate the Plan at any time provided, however, that the provisions of Section 13 shall not be amended more that once every six months other than to comport with changes in the Code, the Employee Retirement Income Security Act or the rules and regulations under either of them. In addition, the Committee may, from time to time, amend the Plan in any manner, but may not without shareholder approval adopt any amendment which would
(a) materially increase the benefits accruing to Participants under the Plan (b) materially increase the number of shares of Common Stock which may be issued under the Plan (except as specified in Section 18), or (c) materially modify the requirements as to eligibility for participation in the Plan.

25.     GOVERNING LAW

        The Plan shall be governed by and construed in accordance with the laws of the State of Ohio, except as preempted by applicable Federal law.

26.     CHANGE IN CONTROL

        (a) Stock Options. In the event of a Change in Control options not otherwise exercisable at the time of a Change in Control shall become fully exercisable upon such Change in Control; provided, however, that options shall not become exercisable under this provision prior to the expiration of six months from the date of grant.

        (b) Stock Appreciation Rights. In the event of a Change in Control, Tandem SARs not otherwise exercisable upon a Change In Control shall become exercisable to the extent that the related Stock Option is exercisable. Freestanding SARs not otherwise exercisable upon a Change In Control shall also become fully exercisable upon such Change In Control.

        (i) The Corporation shall make payment to Participants with respect to SARs in cash in an amount equal to the appreciation in the value of the SAR from the base price specified in the Award Agreement to the Change In Control Price.

        (ii) Such cash payments to Participants shall be due and payable, and shall be paid by the Corporation, immediately upon the occurrence of such Change In Control; and

        (iii) After the payment provided for in (ii) above, Participants shall have no further rights under SARs outstanding at the time of such Change In Control.

        (c) Restricted Stock Awards. In the event of a Change In Control, all restrictions previously established with respect to Restricted Stock Awards will conclusively be deemed to have been satisfied. Participants shall be entitled to have issued to them the shares of Common Stock described in the applicable Award Agreements, free and clear of any restriction or restrictive legend, except that if upon the advice of counsel to the Corporation, shares of Common Stock cannot lawfully be issued without restriction, then the Corporation shall make payment to Participants in cash in an amount equal to the Change In Control Price of the Common Stock that otherwise would have been issued;

        (i) Such cash payments to Participants shall be due and payable, and shall be paid by the Corporation, immediately upon the occurrence of such Change In Control; and

        (ii) After the payment provided for in (i) above, Participants shall have no further rights under Restricted Stock Awards outstanding at the time of such Change In Control of the Corporation.

        (d) Phantom Stock. In the event of a Change In Control,

        (i) all restrictions and conditions, if any, previously established with respect to Phantom Stock Awards will conclusively be deemed to have been satisfied and fulfilled. Participants shall

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be entitled to receive Common Stock in satisfaction of their rights under
Phantom Stock Awards in accordance with the amounts otherwise payable by the Corporation pursuant to the Award Agreement.

        (ii) Such Common Stock shall be issued to Participants by the Corporation immediately upon the occurrence of such Change In Control; and

        (iii) After the payment provided for in (ii) above, the Participants shall have no further rights under Phantom Stock Awards outstanding at the time of such change of control of the Corporation.

        (e) Performance Shares. In the event of a Change In Control:

        (i) All previously established Performance Targets will be conclusively deemed to have been met. Participants shall be entitled to a pro-rata proportion of the shares of Common Stock which would have been issued to them upon conversion of any outstanding Performance Shares at the end of the Performance Period (based upon the applicable Performance Targets which are conclusively deemed to have been met by reason of the Change In Control), payable in the manner specified in subsection (ii) hereof. The pro-rata proportion of the shares of Common Stock to be issued shall be equal to a fraction, the numerator of which is the duration of the Performance Period prior to such Change In Control and the denominator of which is the original length of the Performance Period;

        (ii) In lieu of issuing shares of Common Stock upon such conversion of Performance Shares, the Corporation shall make payment to Participants in cash in an amount equal to the Change In Control Price of the shares of Common Stock that would have been issued under paragraph (i) above;

        (iii) Such cash payments to Participants shall be due and payable, and shall be paid by the Corporation, immediately upon the occurrence of such Change In Control; and

        (iv) After the payment provided for in (ii) above, the Participants shall have no further rights under awards of Performance Shares outstanding at the time of such Change In Control of the Corporation.

        (f) Directors' Stock Options. Directors' Stock Options not otherwise exercisable at the time of a Change In Control shall become fully exercisable upon such Change In Control; provided, however, that options shall not become exercisable under this provision prior to the expiration of six months from the date of grant.

        (i) The Corporation shall make payment to Directors with respect to Options in cash in an amount equal to the appreciation in the value of the Option from the option exercise price specified in the Award Agreement to the Change In Control Price.

        (ii) Such cash payments to Directors shall be due and payable, and shall be paid by the Corporation, immediately upon the occurrence of such Change In Control; and

        (iii) After the payment provided for in (i) above, Participants shall have no further rights under Options outstanding at the time of such Change In Control.

        (g) Miscellaneous. Upon a Change In Control, no action shall be taken which would adversely affect the rights of any Participant or the operation of the Plan with respect to any Award to which the Participant may have become entitled hereunder on or prior to the date of the Change In Control or to which he may become entitled as a result of such Change In Control.

27.     NO RIGHT, TITLE, OR INTEREST IN CORPORATION ASSETS

        No Participant shall have any rights as a shareholder as a result of participation in the Plan until the date of issuance of a stock certificate in his name except, in the case of Restricted Stock


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Awards, to the extent such rights are granted to the Participant under Section
10(c) hereof. To the extent any person acquires a right to receive payments from the Corporation under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Corporation.

28.     PAYMENT BY SUBSIDIARIES

        Settlement of Awards to employees of Subsidiaries shall be made by and at the expense of such Subsidiary. Except as prohibited by law, if any portion of an Award is to be settled in shares of Common Stock, the Corporation shall sell and transfer to the Subsidiary, and the Subsidiary shall purchase, the number of shares necessary to settle such portion of the Award.

29.     GENDER

Throughout this Plan, the masculine gender shall include the feminine.



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